EXHIBIT 99.1

Contacts:	Pete Stoddart, Ceridian
Media Relations
952-853-4278

Craig Manson, Ceridian
Investor Relations
952-853-6022

Ceridian Awarded Contract to Provide

Employee Assistance Program (EAP) Services

To a Large Number of Federal Government Agencies

MINNEAPOLIS, September 14, 2006 — Ceridian Corporation (NYSE: CEN) announced today that it has been awarded a contract to provide employee assistance program (EAP) services to Federal Occupational Health (FOH), a division of the U.S. Department of Health and Human Services, Program Support Center. FOH works in partnership with many Federal agencies via 360 interagency agreements throughout the U.S. and internationally. FOH designs and delivers comprehensive solutions to meet the occupational health needs for 1.3 million employees and their family members.

The contract has a total potential value of approximately $150 million over five years, consisting of an initial one-year term with four one-year options of approximately $30 million per year. The financial impact of this contract was considered in earnings guidance previously issued by Ceridian for the fourth quarter of 2006.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

Ceridian was the nation’s first provider of fully integrated EAP, work-life and wellness services. Today, Ceridian’s EAP and work-life services are utilized by more than 38,000 organizations of all sizes in virtually every industry.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and  those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2005, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.